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                                                           Exhibit 23(d)(xxviii)


                                    [FORM OF]
                             MASTER-FEEDER ADDENDUM
                                     TO THE
                  INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT


         This ADDENDUM dated ___________, 2006, relates to and is part of the Investment Advisory and Management Agreement dated January 1, 1999, as amended on May 23, 2000, November 29, 2000, August 1, 2002, January 1, 2005, October 3, 2005 and __________, 2006 ("Advisory Agreement") between SunAmerica Series Trust, a Massachusetts business trust (the "Trust"), and AIG SunAmerica Asset Management Corp., a Delaware corporation (the "Adviser"). The Trust has created four new portfolios to be named the American Funds Asset Allocation SAST Portfolio, American Funds Growth SAST Portfolio, American Funds Growth-Income SAST Portfolio, and American Funds Global Growth SAST Portfolio (collectively, the "Portfolios"), and desires to retain the Adviser to provide advisory services to the Portfolios pursuant to the Advisory Agreement, as modified hereto.

         This Addendum clarifies certain terms of the Advisory Agreement solely with respect to the Portfolios. All terms of the Advisory Agreement shall apply with respect to the Portfolios, except to the extent modified pursuant hereto. Any terms not defined herein shall have the meaning ascribed to them in the Advisory Agreement.

         Each Portfolio has been initially structured as a "feeder fund," with the initial investment strategy to invest all of its assets in a single open-end investment company or series thereof (a "Master Fund").

1. Withdrawal From Master Fund Terminates Addendum. The terms and conditions of this Addendum shall be in effect with respect to a Portfolio only during such time as the Portfolio invests all of its assets in a Master Fund. If the Adviser determines, subject to approval of the Board of Trustees of the Trust (the "Board"), that a Portfolio's assets shall be withdrawn from a Master Fund and not be invested in another Master Fund, upon the event of such withdrawal, the assets of the Portfolio shall be managed in accordance with the terms and conditions of the Advisory Agreement and this Addendum shall be of no further force or effect with respect to that Portfolio until such time as the assets of the Portfolio shall subsequently be invested in a different Master Fund, at which time this Addendum shall resume effectiveness.

2. Appointment. The Trust has appointed the Adviser provided that in addition to the methods contemplated by the Advisory Agreement for the management of the assets of the Portfolios, the Adviser will provide investment management services in a manner consistent with Section 3 of this Addendum.

3. Services of the Adviser - Investment in Master Fund. For so long as a Portfolio invests all of its assets in a Master Fund, the Adviser shall:

         a. analyze, select, and recommend for consideration and approval by the Board, a Master Fund for investment by the Portfolio;

         b. monitor and evaluate the (i) performance of the Master Fund in comparison to peer and benchmark performance in light of the investment objectives and policies of the Master Fund, (ii) the level of expenses borne by each Portfolio as a result of its investment in a Master Fund; and (iii) the services and level of fees of service providers to the Portfolios;

         c. provide to the Board such periodic and special reports related to monitoring performance, expenses, compliance functions and such other information as the Board may reasonably request;

         d. coordinate with the investment adviser of the Master Funds to (i) obtain such information, reports, certifications, signatures and other materials to the extent such information may be required for the composition and filing of the New Portfolios' registration statements, shareholder reports and other disclosure materials; and (ii) ensure the appropriate flow of information, including but not limited to daily pricing of the Master Funds' shares and purchases/redemptions of the Master Funds' shares;

         e. prepare the Portfolios' registration statement, shareholder reports and other periodic reports, which, as a result of the Portfolios' adoption of a fiscal year end corresponding with the Master Funds' fiscal year, must be filed on a different schedule than the Trust's other portfolios;

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         f. if appropriate, recommend for consideration by the Board that the
         Portfolio withdraw its investment in a Master Fund and that subsequent to such withdrawal:

                  (1)      the Portfolio invest in another Master Fund; or

                  (2) the Portfolio be managed in accordance with the terms and conditions of the Advisory Agreement.; and

         g. provide such other services as may be agreed to between the Trust and the Adviser from time to time.

4. Expenses. For so long as this Addendum is in effect, the Adviser will pay all expenses incurred by it in connection with its services provided under Section 3 of this Addendum, except such expenses as are assumed by the Trust under the Advisory Agreement and this Addendum. The Trust shall be responsible for all of the other expenses of its operations not identified in Section 3 of this Addendum, and may retain the Adviser or other service providers to provide services with respect to those or other operations of the Trust. Such expenses for which the Trust is responsible include, but are not limited to, the expenses described in Section 3 of the Advisory Agreement; expenses of transitioning to a new Master Fund, including, but not limited to, legal, accounting or administrative services, and negotiating agreements with the investment adviser of the Master Fund or the Master Fund in connection with changes in Master Funds; and in the event the Adviser determines, subject to approval of the Board, that the assets of a Portfolio shall be withdrawn from the Master Fund and managed in accordance with the terms and conditions of the Advisory Agreement, the expenses of transitioning the assets of the Portfolio to be so managed.

5. Compensation. For the investment management services provided by the Adviser to the Portfolios pursuant to the Advisory Agreement and this Addendum, the Adviser shall be compensated in the manner set forth in
         Section 4 of the Advisory Agreement.


IN WITNESS HEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below as of the day and year first above written.

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
SUNAMERICA SERIES TRUST                                       AIG SUNAMERICA ASSET
                                                              MANAGEMENT CORP.


By:                                                           By:
   -----------------------------------------                     --------------------------------------------------
Name:    Nori L. Gabert                                       Name:    Nori L. Gabert
     ---------------------------------------                       ------------------------------------------------
Title:   Vice President & Secretary                           Title:   Vice President and Deputy General Counsel
      ------------------------------------                          -----------------------------------------------


ATTEST:                                                       ATTEST:



By:                                                           By:
   -----------------------------------------                     --------------------------------------------------
Name:    Mark Matthes                                         Name:    Mark Matthes
     ---------------------------------------                       ------------------------------------------------
Title:   Assistant Secretary                                  Title:   Associate Counsel
      --------------------------------------                        -----------------------------------------------
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